Exhibit 10.1

Form of PLBY Group, Inc. 2025 Executive Retention Letter Agreement
June 4, 2025

[EXECUTIVE FULL NAME]
delivered electronically

Dear [NAME]:

PLBY Group, Inc. (the “Company”) is pleased to offer you this Retention Letter Agreement (this “Agreement”). The Company values your continued contributions to its business and wishes to incentivize you to remain employed by the Company and its subsidiaries.

1.The Company has granted you [NUMBER] time-based restricted stock units, which will vest in full on the first anniversary of April 30, 2025 (the “Vesting Commencement Date”), subject to your continued employment with the Company and its subsidiaries through such date and all other terms and conditions set forth in the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time (the “Plan”), and the time-based restricted stock unit grant agreement evidencing the grant (“2025 Grant”). In 2026, the Company will grant you [NUMBER] time-based restricted stock units, which will vest in full on the second anniversary of the Vesting Commencement Date, subject to your continued employment with the Company and its subsidiaries through such date and all other terms and conditions set forth in the Plan and the time-based restricted stock unit grant agreement evidencing the grant (“2026 Grant”). The 2026 Grant is subject to future approval by the Committee (as defined in the Plan), in its sole discretion.

2.If a Change in Control (as defined in the Plan) or sale of all or a majority of the assets of the Company (the “Event”) occurs prior to the date that all of the 2026 Grant is made and you have been continuously employed by the Company and its subsidiaries from the Vesting Commencement Date until the date of such Event, the Company will pay you a cash amount equal to (x) the per-share value of Common Stock that each holder of Company Common Stock will receive in connection with the Event or, if the Event does not result in payment for Common Stock, the then current value of the Common Stock, multiplied by (y) the number of restricted stock units subject to the 2026 Grant not yet made pursuant to Section 1 above (“CIC RSU Bonus”), and the 2026 Grant will not be made pursuant to this Agreement following such Event. The RSU Bonus will be paid in a lump sum within 30 days following the Event. If the consideration received by the Company or the Company’s stockholders in connection with the Event is a combination of cash and stock or other property, the Committee may determine that the RSU Bonus, if any, will be paid in the same form and proportion as the consideration is paid to the Company or the Company’s stockholders generally.

3.If your employment is terminated by the Company and its subsidiaries without Cause (as such term is defined the employment agreement between you and the Company or its subsidiary, dated [DATE]) prior to the date that the 2026 Grant is made and prior to the date of a Change in Control, and you have been continuously employed by the Company and its subsidiaries from the Vesting Commencement Date until the date of such termination without Cause, the Company will pay you a cash amount equal to (x) the Market Value per Share (as defined in the Plan) on the date of your termination of employment, multiplied by (y) the number if restricted stock units subject to the 2026 Grant not yet made pursuant to Section 1 above (“Separation RSU Bonus”) and no additional restricted stock unit grants will be made pursuant to this Agreement following your termination of employment. The Separation RSU Bonus will be paid in a lump sum within 30 days following the termination of your employment. In no event will you be paid a CIC RSU Bonus and a Separation RSU Bonus.

4.Reference is made to the retention letter agreement, dated December 23, 2024, by and between you and the Company (the “2024 Retention Agreement”). You and the Company hereby agree that the 2024 Retention Agreement remains in full force and effect as of the date of this Agreement. You and the Company hereby acknowledge and agree that, as of the date of this Agreement, you have received the “2024 Grant” and “2025 Grant” tranches as defined and described in the 2024 Retention Agreement. Only the “2026 Grant” as defined and described in the 2024 Retention Agreement has not yet been awarded to you, and your and the Company’s rights and obligations in connection therewith remain in full force and effect as of the date of this Agreement.

5.This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Payments under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception. Payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, including the six-month delay for specified employees, or an exemption. In no event may you, directly or indirectly, designate the calendar year of any payment hereunder. You shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

6.The benefits described herein are not to be considered compensation for purposes of calculating pensions or other benefits unless the terms of a pension or other benefit plan, program or agreement specifically provides that the amounts hereunder will be considered in the calculation of such benefits.

7.This Agreement will be administered by the Committee, and the Committee will have the discretion to construe and interpret this Agreement, the benefits hereunder and any instrument or agreement related thereto, including without limitation, the power to construe and interpret doubtful or contested terms herein, and, subject to the provisions set forth herein, to make all other determinations necessary or desirable for the administration of this Agreement. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of his rights, powers, authority or duties under this Agreement will be final and conclusive, regardless of whether the Committee may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. By signing below, you expressly agree that your entering into in this Agreement and opportunity to receive any amount hereunder is conditioned on your agreement that all decisions and determinations of the Committee will be final and binding on you, your beneficiaries, and any other person having or claiming an interest hereunder on your behalf. In administering this Agreement neither the Committee nor the Company, nor any officers, directors or employees thereof, will be liable for any acts of omission or commission, except for his, her or its own individual, willful and intentional malfeasance or misfeasance.

8.This offer shall not be regarded as a contract of employment for a set period of time. You understand that if you accept this offer, you will remain an at-will employee. That means that nothing in this Agreement limits or restricts the right of the Company or you to terminate the employment relationship at any time with or without cause, with or without notice and for any reason at either your or the Company’s sole discretion.

9.This Agreement can only be modified in a written agreement signed by an officer of the Company. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by you.

10.This Agreement shall terminate immediately after all benefits have been granted or paid, as applicable, or after the Company determines that no additional benefits will be granted or paid pursuant to the terms herein. None of the rights or benefits under this Agreement shall be subject to the claims of any of your creditors, and you shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. This Agreement (and any benefits hereunder) is an unfunded compensation arrangement and your right to receive the benefits hereunder shall be no greater than the right of an unsecured general creditor of the Company. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Delaware without regard to rules governing conflicts of law.

Please sign and date below, and return it to [PLBY OFFICER], if you wish to accept the terms of this Agreement.
[Signature Page Follows]

We thank you again for your commitment to the Company and its business.

Sincerely,

___________________________
Name:
Title:     [PLBY OFFICER]

Accepted:

________________________________

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Date

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